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EXHIBIT 11

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                                      WORTHINGTON FOODS, INC.
                                 COMPUTATION OF EARNINGS PER SHARE

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                                                                             Three Months Ended
                                                                        ---------------------------
                                                                           4/2/99          4/3/98
                                                                           ------          ------
Numerator:
   Net income .....................................................     $ 1,700,000     $ 2,157,000
                                                                        ===========     ===========


Denominator:
   Denominator for basic earnings per share
     -- weighted-average shares ...................................      12,372,764      11,644,570

   Effective of dilutive securities: Employee stock options .......         149,430         315,445
                                                                        -----------     -----------

   Denominator for diluted earnings per share
     -- adjusted weighted-average shares and assumed conversions...      12,522,194      11,960,015
                                                                        ===========     ===========

Basic earnings per share ..........................................     $      0.14     $      0.19
                                                                        ===========     ===========

Diluted earnings per share ........................................     $      0.14     $      0.18
                                                                        ===========     ===========
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